EXHIBIT 10.1

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AGREEMENT entered into as of the 29th day of July, 2010 between ESCO Technologies Inc. (“Company”) and Alyson S. Barclay (“Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive entered into an Employment Agreement as of the 3rd  day of November, 1999 (“Agreement”), which Agreement was amended as of the 9th  day of August, 2001; the 5th day of May, 2004; and the 31st day of December, 2007; and

WHEREAS, the parties retained the right to amend the Agreement pursuant to Article 15 thereof; and

WHEREAS, the parties desire to again amend the Agreement effective as of July 29, 2010.

NOW, THEREFORE, effective as of July 29, 2010 the Agreement is amended as follows:

1.	The first sentence of Subparagraph (1) of Paragraph 9.a is revised to read as follows:

The Company shall pay the Executive an amount equal to her base salary for 24 months following such termination of employment (“Severance Period”) at the rate in effect at the date of such termination.

2.           The first sentence of Subparagraph (2) of Paragraph 9.a is revised to read as follows:

As a supplement to the payment of the Executive’s base salary under Subparagraph (a)1, above, the Company shall also pay the Executive an amount equal to her PCP Percentage  and ICP Percentage (as herinafter defined), as applicable, for 24 months following such termination in the same manner as determined under Subparagraph (a)1.

IN WITNESS WHEREOF, the foregoing Agreement was executed effective as of July 29, 2010.

ESCO TECHNOLOGIES INC.

By: /s/ D.J. Hanlon                                                      /s/ A.S. Barclay
                          Executive